UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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HOLOGIC, INC.
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February 14, 2019

To Our Stockholders:
On March 7, 2019, we will be holding our 2019 Annual Meeting of Stockholders (the “Annual Meeting”). A number of proposals will be presented for your consideration and approval at the Annual Meeting, all of which are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read the proxy statement in its entirety for detailed information regarding all of the proposals.
A proxy advisory firm has issued a recommendation that stockholders vote against ratification of our named executive officers’ compensation, or “say-on-pay” (Proposal 2), a recommendation we believe is not warranted.
CEO Compensation
On paper, the compensation of our CEO, Stephen P. MacMillan, increased significantly from 2017 to 2018, driven primarily by the $30 million special retention equity grant awarded to Mr. MacMillan in the first fiscal quarter of 2018. The proxy advisory firm takes issue with the “structure and magnitude” of this grant. We discuss the reasoning for, and structure of, the special retention equity grant in detail in the proxy statement, and provide additional context for the grant below.
Background of the special retention equity grant. The appointment of Mr. MacMillan as our CEO in fiscal 2014 is a critical part of our success. His leadership and vision are at the core of our significantly improved performance, and we believe it is his continued commitment to driving sustainable long-term growth and investing in our people and products that will help secure our success as we move into the future.
In light of his long track record of success, other larger medical device companies have expressed interest over time in hiring Mr. MacMillan to serve as Chief Executive Officer. In October 2017, Mr. MacMillan received such an offer from a large medical device company. The independent members of the Company’s Board of Directors considered the potential for disruption to Hologic and its business as well as the impact on stockholder value should Mr. MacMillan leave, and determined that it was in the best interests of Hologic and its stockholders to retain him as Chairman, President and Chief Executive Officer. Accordingly, the independent members of the Board, after careful consideration and discussions with Mr. MacMillan and the Compensation Committee’s independent compensation consultant, awarded Mr. MacMillan the special retention equity grant, all of which is performance-based and on the same terms as the annual equity grants awarded to senior executives for fiscal 2018. Mr. MacMillan formally declined the other, more substantial offer, reaffirmed his commitment to Hologic, and continues to serve as Hologic’s Chairman, President and Chief Executive Officer.
Investor reaction to the grant. Following disclosure of the special performance-based retention equity grant, the Company reached out to 10 of its largest stockholders, representing more than 50% of our outstanding shares, to discuss the grant. In addition, the Company had numerous conversations on the subject with stockholders and investment analysts as part of its normal investor relations activities. Feedback from stockholders and investment analysts regarding the grant – and most particularly, the retention of Mr. MacMillan – was overwhelmingly positive. Stockholders recognized Mr. MacMillan’s value to the Company and supported the decision of the independent members of the Board to award the performance-based grant and retain Mr. MacMillan, noting the negative effect his departure could have had on the Company and its valuation. As evidence of this, the day after we disclosed the special performance-based retention grant, our stock traded up approximately 3% on heavy volume, adding over $300 million in value in just one day, while the broader U.S. market was flat.
Grant structure. Of the $30 million special retention equity grant value:

•	$10 million is in the form of performance stock units (“PSUs”) subject to return on invested capital (“ROIC”) metrics;

•	$10 million is in the form of PSUs subject to relative total shareholder return metrics (“relative TSR”);

•	$10 million is in the form of stock options.
To realize any value from the special equity retention grant, the Company – and Mr. MacMillan – must perform. All of the PSUs are subject to a three-year performance period and thus do not vest for three years, if at all. Options vest in equal annual installments over four years. If the Company does not meet the minimum ROIC and relative TSR threshold targets for the PSUs, none of the PSUs granted to Mr. MacMillan as part of this retention grant will vest. If the Company’s share price does not exceed the exercise price of the options, they will have no value. Mr. MacMillan was afforded no special treatment with respect to the structure of the special retention equity grant, including performance goals, which goals are identical to those set for the fiscal 2018 annual grants awarded to senior executives. As structured, the grant serves the dual purpose of retaining Mr. MacMillan and continuing to incentivize performance with rigorous, but not unreasonable, goals. We note that the independent members of the Board did not make a cash retention award or include purely time-based restricted stock units.
Compensation design and performance goals
Options. The Company recognizes that some stockholders do not consider options to be strongly performance based due to outside market forces that may impact the Company’s stock price. However, we note that as the value of Mr. MacMillan’s options increase, so does the value of the Company’s stock. If the Company’s stock price does not exceed the exercise price of the options (which exercise price is based on the closing price of the Company’s common stock on the date of grant), then the options will have no value. Mr. MacMillan is incented both to remain in his role for the four-year vesting period of the options, but also to continue to drive the Company’s stock price.
Aligned goals. Aligning the goals of the special retention equity grant and the fiscal 2018 grants was a considered approach, which the independent members of the Board and the Compensation Committee believe is in the best interests of the Company and its stockholders. To set impossible or unreasonably high goals for the CEO special equity retention grant likely would not have served the purpose of the special equity retention grant - incenting retention and continued high performance.

ROIC goal and grant value. The proxy advisory firm notes that while a year-over-year decrease in the PSU ROIC target for performance is explained, it was accompanied by an increase in the CEO’s annual long-term incentive grant value. As described on page 59 of our proxy statement, the increase in Mr. MacMillan’s annual long-term incentive grant value was based on an increase in adjusted net income from fiscal 2016 to 2017, pursuant to the terms of his employment agreement.  For his grant value to decrease or stay the same, the Company’s adjusted earnings per share (“EPS”) or adjusted net income would have to decrease or stay the same rather than increase – and we don’t believe decrease or stagnation would be in the best interests of our stockholders.  Also, we note that the increase in grant value was based on the lower of the increase in adjusted net income or adjusted EPS.  If either of those metrics had declined, then Mr. MacMillan’s grant value would have declined based on the larger decline. However, adjusted net income and adjusted EPS both increased from fiscal 2017 to fiscal 2018 – hence the increase in Mr. MacMillan’s long-term incentive grant value from fiscal 2017 to fiscal 2018. In designing our compensation program, our Compensation Committee uses a variety of financial performance metrics for balance, and stockholders have expressed appreciation for the thoughtful construction and balanced metrics.
Relative TSR. In the relative TSR construct, setting target at median is a majority practice.  The Committee may consider altering this in the future if our stockholders express concern and if the Committee determines appropriate. To date, our stockholders overall have expressed support for our current design during our annual outreach discussions.
Our TSR construct also does not include an absolute component. That is, the relative TSR portion of a PSU award may pay above target even if TSR is negative. We note that relative TSR is intended to be just that – relative.   If the Company’s stock outperformed the other companies in its peer group over the three-year performance period, but the market declined for reasons completely unrelated to the Company’s business, we don’t believe that executives should be punished. To do so seems short-sighted, and we believe our investors are with the Company for the long-term.  Also, from what we understand, keeping relative TSR relative, without an absolute component, is the majority practice. Again, if investors have concerns with this construct, we are happy to discuss.
With respect to relative TSR generally, the Committee adopted this metric in fiscal 2017 with a view to continuing to employ balanced and diverse metrics appropriate to the Company.
Perquisites. We note that the “non-enumerated” perquisites included in the Summary Compensation Table totaled $64,813 and included a 401(k) match, insurance premiums, an automobile allowance, and reimbursement of expenses related to the company's annual salesforce reward trip, all of which were disclosed in accordance with SEC rules and regulations. We further note that Mr. MacMillan’s total perquisites decreased in fiscal 2018 as compared to fiscal 2017 (and had decreased in fiscal 2017 as compared to fiscal 2016).

Conclusion
Special retention equity grant. One of the fundamental responsibilities of a Board of Directors is to act in the best interests of a company and its stockholders. In approving a special retention equity grant to Mr. MacMillan, our Board of Directors did just that. If Mr. MacMillan were to have left the Company, stockholders very likely would have suffered a significant loss in their holdings.
Mr. MacMillan has had a unique role in our turnaround, returning the business to growth and winning support of Carl Icahn and other activists.  Not only did he personally recruit the Company’s four Division Presidents and other senior executives, but he is one of the 30 largest stockholders of the Company, when taking into account his vested but deferred equity.  His interests are very much aligned with those of our stockholders, and we believe he is critical to the Company’s long-term success.  The Board believes that the special retention equity grant to Mr. MacMillan was appropriate in light of the potential for business disruption and decrease in stockholder value were Mr. MacMillan to leave the Company.
Annual compensation design. Our Compensation Committee is quite thoughtful and deliberate in constructing compensation programs, including the setting of performance goals, and continually evaluates the design and direction of our compensation structure. Previously, in response to stockholder feedback, we introduced performance stock units tied to ROIC as a significant component of long-term equity awards. After careful consideration, effective for fiscal 2017 long-term equity awards, the Compensation Committee determined to add relative TSR as an additional performance metric applicable to the PSUs. In our discussions with stockholders in connection with last year’s Annual Meeting, as well as our continued stockholder outreach later in the year, there was strong support for this structure. Stockholders expressed appreciation for the considered, balanced approach in using one consistent absolute metric (ROIC) and one relative metric (TSR) for PSUs, and also were strongly in favor of keeping ROIC as a performance metric. As we strive for compensation practices that are appropriate for Hologic and support long-term stockholder value, we do appreciate feedback from our stockholders.
We ask that you vote FOR the Company’s say-on-pay proposal (Proposal 2), and we thank you for your consideration and continued support.

Stockholders can obtain the definitive proxy statement, and any amendments or supplements to the proxy statements and other documents filed by Hologic with the U.S. Securities and Exchange Commission (the “SEC”) for free at the Internet website maintained by the SEC at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the proxy statement are also available for free at Hologic’s website at www.hologic.com. In addition, stockholders can obtain a copy of the definitive proxy statement, and any amendments and supplements to the definitive proxy statement, by contacting our Corporate Secretary at Hologic, 250 Campus Drive, Marlborough, MA 01752. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Hologic’s stockholders is available in the definitive proxy statement filed on Schedule 14A with the SEC on Friday, January 18, 2019.